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PRESS RELEASE                                     [LOGO]

                                                  NOVACARE INC.
                                                  1016 West Ninth Avenue
                                                  King of Prussia, PA  19406
                                                  (610) 992-7200

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                                                  CAROL J. KLEIN
                                                  VICE PRESIDENT, COMMUNICATIONS
                                                  (610) 992-7240


                 NOVACARE, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

KING OF PRUSSIA, Pa., March 7, 1995 -- The Board of Directors of NovaCare, Inc. (NYSE: NOV) today declared a dividend distribution of one Common Share Purchase Right for each outstanding share of NovaCare common stock. Each Right will entitle shareholders to buy one share of common stock at an exercise price of $27. The Rights will be exercisable only if a person or group acquires 20 percent or more of NovaCare common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 20 percent or more of the common stock. NovaCare will be entitled to redeem the Rights at one-tenth of one cent per Right at any time before a 20 percent or greater position has been acquired.

The Rights are not being distributed in response to any specific effort to acquire control of the Company, and the Board is not aware of any such effort. The Rights are not intended to prevent a takeover, but are designed to assure that all NovaCare shareholders receive fair and equal treatment in the event of any takeover of the company and to guard against partial tender offers and other abusive tactics to gain control of the company without paying all shareholders a control premium.

If a person or group acquires 20 percent or more of NovaCare's outstanding common stock, each Right will entitle the holder to purchase, at the Right's then current exercise price, a number of shares of NovaCare common stock having a market value at twice the Right's exercise price. If NovaCare is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

"The Rights are intended to enable all NovaCare shareholders to realize the long-term value of their investment in NovaCare. They do not prevent, nor are they intended to prevent, a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover," said John H. Foster, Chairman of the Board and Chief Executive Officer of NovaCare.


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NovaCare, Inc.
March 7, 1995
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The distribution of Rights will be made on or about March 20, 1995, issuable to shareholders of record on March 20, 1995. The Rights will expire five years later on March 20, 2000. The Rights distribution is not taxable to shareholders.

Details of the Rights distribution are contained in a letter which will be mailed to all NovaCare shareholders.

NovaCare, Inc. is the leading rehabilitation management services company in the United States and the nation's largest employer of rehabilitation professionals. NovaCare's 10,000 clinicians treat nearly 40,000 patients each day in nursing facilities, acute care and rehabilitation hospitals, outpatient clinics and orthotic and prosthetic patient care centers. Rehabilitation therapy and subacute services are provided both directly and under contract with other health care facilities in 43 states.


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